UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 31, 2008

United Community Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 0-21656	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

63 Highway 515, P.O. Box 398
Blairsville, Georgia  30512
(Address of principal executive offices)

Registrant's telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01	Other Events

Fixed Rate Trust Preferred Secured Offering.

On October 31, 2008, United Community Banks, Inc. (“UCBI”) completed a private placement of $12,131,000 of trust preferred securities through a newly formed Delaware trust subsidiary, United Community Statutory Trust II (“Statutory Trust II”), pursuant to an Amended and Restated Trust Agreement, dated October 31, 2008.  The trust preferred securities mature October 31, 2038, are redeemable at UCBI’s option at par of $1,000 per capital security on or after October 31, 2013 and bear interest at a fixed rate equal to 9.0% of the liquidation amount of the securities.  Capital securities of Statutory Trust II were issued to accredited investors.  All of the common securities of Statutory Trust II are held by UCBI.

The proceeds from the sale of the trust preferred securities were used by Statutory Trust II to purchase $12,131,000 in aggregate principal amount of UCBI’s fixed rate junior subordinate debentures.  The net proceeds to UCBI from the sale of the debentures to the trust will be used for general corporate purposes, which may include providing additional capital to UCBI’s subsidiary bank, United Community Bank.

The debentures were issued pursuant to an Indenture, dated October 31, 2008, between UCBI, as issuer, and US National Bank Association, as trustee.  Like the trust preferred securities, the debentures bear interest at a fixed rate per annum of 9%.  The interest payments on the debentures will be used to pay the quarterly distributions payable by Statutory Trust II to the holders of the trust preferred securities.  However, so long as no event of default has occurred under the debentures, UCBI may defer interest payments on the debentures (in which case Statutory Trust II will also defer distributions otherwise on the trust preferred securities) for up to 20 consecutive quarters.  The debentures are subordinated to the prior payment of any other indebtedness that, by its terms, is not similarly subordinated.  The debentures will be recorded as a long-term liability on UCBI’s balance sheet and will be treated as Tier 1 capital for regulatory purposes.  The debentures mature on October 31, 2038 but may be redeemed at UCBI’s option on or after October 31, 2013 or at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, Statutory Trust II being deemed an investment company or the occurrence of certain adverse tax events.

Variable Rate Trust Preferred Secured Offering.

On October 31, 2008, UCBI completed a private placement of $1,238,000 of trust preferred securities through a newly formed Delaware trust subsidiary, United Community Statutory Trust III (“Statutory Trust III”), pursuant to an Amended and Restated Trust Agreement, dated October 31, 2008.  The trust preferred securities mature October 31, 2038, are redeemable at UCBI’s option at par of $1,000 per capital security on or after October 31, 2013 and bear interest at a variable rate equal to prime plus 3% of the liquidation amount of the securities.  The “prime rate” means the prime rate published in the Wall Street Journal Southeastern Edition.  Capital securities of Statutory Trust III were issued to accredited investors.  All of the common securities of Statutory Trust III are held by UCBI.

The proceeds from the sale of the trust preferred securities were used by Statutory Trust III to purchase $1,238,000 in aggregate principal amount of UCBI’s variable rate junior subordinate debentures.  The net proceeds to UCBI from the sale of the debentures to the trust will be used for general corporate purposes, which may include raising additional capital to United Community Bank.

The debentures were issued pursuant to an Indenture, dated October 31, 2008 between UCBI, as issuer, and US National Bank Association, as trustee.  Like the trust preferred securities, the debentures bear interest at a variable rate equal to prime plus 3% of the liquidation amount of the securities.  The interest payments on the debentures will be used to pay the quarterly distributions payable by Statutory Trust III to the holders of the trust preferred securities.  However, so long as no event of default has occurred under the debentures, UCBI may defer interest payments on the debentures (in which case Statutory Trust III will also defer distributions otherwise on the trust preferred securities) for up to 20 consecutive quarters.  The debentures are subordinated to the prior payment of any other indebtedness that, by its terms, is not similarly subordinated.  The debentures will be recorded as a long-term liability on UCBI’s balance sheet; however, for regulatory purposes, the debentures will be treated as Tier 1 capital.  The debentures mature on October 31, 2030 but may be redeemed at UCBI’s option and with regulatory approval on or after October 31, 2013 or at any time upon certain events, such as change in the regulatory capital treatment of the trust preferred securities, Statutory Trust III being deemed an investment company or the occurrence of certain adverse tax events.

General

Each capital security issued as a part of these trust preferred offerings by Statutory Trust II and Statutory Trust III were issued with a warrant to purchase shares of UCBI common stock.  The warrants are not tradable or transferable separate from the related capital securities.  Each warrant may be exercised by exchanging the related capital security and the warrant for the number of shares of common stock of UCBI resulting from dividing the par value of $1,000 by the conversion price. The conversion price is set at $20.00 per share of common stock, but is subject to adjustment as a result of any stock dividend by UCBI of its capital stock that is greater than 2% of outstanding shares, any split of UCBI’s common stock, or similar event affecting UCBI common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and
November 6, 2008	Chief Financial Officer